BLACK HILLS CORPORATION REPORTS STRONG FOURTH QUARTER 2005 RESULTS

RAPID CITY, SD—February 7, 2006—Black Hills Corporation (NYSE: BKH) today announced financial results for the fourth quarter and for the year 2005.

For the three months ended December 31, 2005, net income was $26.6 million, or $0.79 per share, compared to $19.4 million, or $0.59 per share for the same period ended December 31, 2004. Income from continuing operations for the three months ended December 31, 2005 was $26.6 million, or $0.79 per share, compared to $21.1 million, or $0.64 per share, reported for the same period in 2004. Compared to the fourth quarter of 2004, income from continuing operations in the fourth quarter of 2005 was affected by the following factors:

•	a $7.8 million, or $0.23 per share, increase in energy marketing earnings;
•	a $3.0 million, or $0.09 per share, increase in retail services earnings;
•	a $0.3 million, or $0.01 per share, increase in coal mining earnings;
•	a $1.4 million, or $0.04 per share, decrease in oil and gas production earnings;
•	a $3.1 million, or $0.09 per share, decrease in power generation earnings; and
•	a $1.0 million, or $0.03 per share, increase in corporate loss.

For the full year 2005, net income was $33.3 million, or $1.00 per share, compared to $57.7 million, or

$1.76 per share for the year 2004. Income from continuing operations was $35.8 million in 2005, or $1.07 per share, compared to $61.2 million, or $1.86 per share for the year 2004. Results in 2005 reflect certain special items, including a $32.7 million, or $0.98 per share, charge relating to the impairment of a power plant in the third quarter. Other special items impacting earnings netted to approximately $(9.8) million or $(0.29) per share. They included accruals for legal settlements and oil and gas royalty audits, deferred tax adjustments, a foreign tax credit reserve adjustment, a fuel contract termination payment, and the write-off of certain capitalized corporate development costs. In addition, earnings resulting from certain power fund investments were strong in 2005, contributing $6.5 million after-tax, as compared to $0.3 million after-tax in 2004.

REVIEW OF 2005

David R. Emery, Chairman and CEO of Black Hills Corporation, said, “We are proud of our accomplishments in 2005. We experienced record oil and gas production and earnings, began construction on a new coal-fired power plant, expanded our asset base through acquisitions, experienced record new customer growth and a 5 percent increase in retail megawatt hour sales at Black Hills Power, sold our communications business, and strengthened our already solid financial foundation. On the confidence of our operating performance in 2005 and our expectations for the future, last week the Board of Directors raised our common stock dividend for the 36th consecutive year.

“We ended 2005 on a positive note with excellent final quarter results,” Emery said. “Strong earnings in the fourth quarter were primarily the result of solid performance in energy marketing,” said Emery. “Marketing operations benefited from robust and volatile natural gas market conditions that created solid margins during the fourth quarter.

A number of our marketing functions contributed to the near-tripling of earnings, including storage, transportation and producer services. Our coal mining and utility operations also contributed to the earnings increase.”

Oil and gas operations in 2005 had record earnings and the eighth consecutive year of increased production. Such operations benefited from significantly higher prices in the final quarter and for the year. Earnings reflected certain adjustments to depletion and royalty audit accruals that tempered the otherwise strong financial results of this business. Production on an Mcf-equivalent basis increased 9 percent for the year compared to 2004, with natural gas production up 14 percent. Oil production was down 9 percent for the year, due primarily to natural declines in our Wyoming field. Production decreased 4 percent in the fourth quarter compared to the same period in 2004, due primarily to weather- and equipment-related delays in gas fields and natural declines in some oil fields.

In December 2005, the Company completed the acquisition of certain Piceance Basin gas assets from Red Oak Capital Management, LLC, Plateau Creek Partners, LP and other working interest owners in the Plateau Field, Mesa County, Colorado. In the transaction, the Company acquired approximately 13,000 net acres of oil and gas leasehold, and interests in a number of producing and shut-in wells. The acreage is mostly undeveloped.

“Our long-term goal is to increase both production and reserves,” Emery stated. “In December 2005, we acquired additional leasehold acreage in the Piceance Basin of western Colorado. This acquisition fits very well with our long-term natural gas development strategy, as we are already active in that region. During 2005, we continued to devote much of our effort to drilling proved undeveloped reserves and expanding infrastructure. We completed construction on additional compression facilities in certain fields and a new amine plant in the East Blanco Field in New Mexico. Our drilling program focused on both proved reserves and the further delineation of existing fields. We also commenced an oil well development drilling program in northeast Wyoming. Drilling and completion costs continue to rise, as shortages persist in the industry. Results in the fourth quarter were impacted by an increase in depletion expense due primarily to projected increases in forecasted future development costs for our proved-undeveloped reserves.”

Emery continued, “The good fourth quarter performance of our retail services group reflects the addition of our electric and gas utility to that business group. Results at our electric utility showed strong availability of our coal-fired power plant fleet and the ability to sell surplus energy off-system. We were able to take advantage of strong wholesale electricity prices in the West during the last quarter. We incurred much higher fuel and purchased power costs at our electric utility, due primarily to higher natural gas prices.

“We are well positioned going into 2006,” Emery said. “We are focused on operational performance and are pleased with construction progress on Wygen II, our latest mine-mouth, coal-fired 90-megawatt power plant for our electric and gas utility. Our plans to permit and start building a Wygen III replicate plant in the near future are proceeding as well. We also remain committed to our offer for a proposed combination with NorthWestern Corporation, provided that the combination maximizes shareholder value and strengthens the long-term strategy of both companies. The year ahead will be active as we continue to focus our strategy, by completing the pending sale of our oil marketing and transportation assets, dealing with a major planned power plant outage affecting Black Hills Power and our coal mine, extending our oil and gas production growth record, managing oil and natural gas commodity price volatility, addressing maintenance issues at our Las Vegas power plants, and capitalizing on market volatility impacting our energy marketing operations. We believe we are on track to achieve our stated guidance of $2.10 to $2.25 per share income from continuing operations in 2006. In conclusion, we are excited about all our opportunities to expand our regional energy presence and increase shareholder returns while we add value, reliability and stability for our energy customers throughout the West.”

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION (In thousands, except per share amounts)
	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Revenues:
Wholesale Energy Group	$ 326,696	$ 233,062	$ 1,093,192	$ 908,580
Retail Services Group	86,352	43,953	297,681	172,774
Corporate	123	131	771	761
	$ 413,171	$ 277,146	$ 1,391,644	$ 1,082,115

Net income (loss) available for common stock: Continuing operations –
Wholesale Energy Group	$ 19,538	$ 15,992	$ 28,687	$ 45,447
Retail Services Group	9,472	6,496	20,119	19,205
Corporate	(2,392)	(1,401)	(13,046)	(3,462)
Income from continuing operations	26,618	21,087	35,760	61,190
Discontinued operations (a)	(5)	(1,595)	(2,340)	(3,217)
Net income	26,613	19,492	33,420	57,973
Less: preferred stock dividends	-	(77)	(159)	(321)
	$ 26,613	$ 19,415	$ 33,261	$ 57,652

Weighted average common shares outstanding:
Basic –	33,076	32,431	32,765	32,387
Diluted –	33,501	32,960	33,288	32,912

Earnings per share:
Basic –
Continuing operations	$ 0.80	$ 0.65	$ 1.09	$ 1.88
Discontinued operations	-	(0.05)	(0.07)	(0.10)
Total	$ 0.80	$ 0.60	$ 1.02	$ 1.78
Diluted –
Continuing operations	$ 0.79	$ 0.64	$ 1.07	$ 1.86
Discontinued operations	-	(0.05)	(0.07)	(0.10)
Total	$ 0.79	$ 0.59	$ 1.00	$ 1.76

(a) 2005 discontinued operations reflect the after-tax results of operations at the Company’s communications business segment and the Pepperell power plant. 2004 discontinued operations include the results of communications, Pepperell and a coal enhancement plant sold in 2004.

BUSINESS UNIT PERFORMANCE SUMMARY

Wholesale Energy Group

Quarterly Results. Income from continuing operations from the Wholesale Energy business group for the three-month period ended December 31, 2005 was $19.5 million, compared to $16.0 million in 2004. Business segment results were as follows:

•	Energy marketing and transportation income from continuing operations nearly tripled to $11.8 million, compared to income of $4.0 million in 2004. Increased earnings were primarily the result of higher margins from natural gas marketing and oil marketing operations and a positive foreign tax credit reserve adjustment of $1.3 million, offset in part by a decrease in volumes of natural gas marketed and lower oil transportation earnings. The higher margins resulted from opportunities to deliver natural gas through transportation and storage strategies during a period of market volatility. The unrealized mark-to-market gain component of natural gas marketing margins was approximately $4.2 million after-tax, compared to $0.6 million after-tax in 2004. We expect approximately $1.3 million after-tax of the unrealized mark-to-market gain to reverse in 2006. In January 2006, we announced a definitive agreement to divest of our oil marketing and transportation company. That transaction is expected to close in the first quarter of 2006.

•

Oil and gas income from continuing operations was $3.6 million compared to $5.0 million in 2004. Lower earnings were affected by 4 percent and 6 percent decreases in natural gas and oil volumes sold, respectively, at average prices received (net of hedges) that were 67 percent higher for natural gas and 27 percent higher for oil. Lease operating expense increased 8 percent due primarily to industry-wide higher field service costs, an increase in revenue-based taxes, and the increase in our number of producing wells. Results include an adverse depletion adjustment of

$2.4 million after-tax, due to higher estimated future development costs and lower reserves, and an oil and gas royalty accrual of $1.3 million after-tax, related to an ongoing audit of pre-acquisition royalty payments made on leasehold acquired in the Mallon acquisition. On a per Mcf basis, lease operating expense (LOE) increased

12 percent due to the timing of LOE activities and lower production compared to the prior year.

In the fourth quarter of 2005, oil and gas operations benefited from a strong price environment. For the fourth quarter of 2005, average prices received (net of hedges) were $8.37 per Mcf for natural gas, a 67 percent increase over an average price of $5.02 per Mcf received in the same period of 2004; for oil average prices received (net of hedges) were $37.48 per Bbl, a 27 percent increase compared to an average price of $29.47 per Bbl received in the same period of 2004.

Natural gas sold decreased 4 percent to 2.758 Bcf in the fourth quarter of 2005, compared to 2.868 Bcf in the same quarter of 2004. This decline is due primarily to weather- and equipment-related delays affecting New Mexico production and the resulting deferral of new production that would have otherwise offset the decline rate associated with existing producing wells. In addition, the company realized lower initial production rates for new wells in both our New Mexico and Nebraska operations. On an equivalent basis, oil sold decreased 6 percent to 0.557 Bcfe in the fourth quarter of 2005, compared to 0.595 Bcfe in the same period of 2004. Production from our Wyoming oil field was down from the prior year due to normal field decline. We expect to increase oil production in Wyoming in 2006 through an active development drilling program.

Depletion expense per Mcfe increased 157 percent over the prior year. The higher depletion rate is primarily the result of greater industry demand for services and supplies resulting in higher drilling and completion costs that significantly increased our estimated future development costs. The magnitude of the quarterly variance was significantly impacted by the year-end adjustment recorded to reflect the results of our annual reserve study, verified by an independent engineering company.

•

Power generation income from continuing operations was $2.1 million, compared to income of $5.2 million in 2004. The 60 percent decline in earnings was primarily the result of lower revenues due to outages at our Las Vegas power plants, deferred tax adjustments that lowered earnings by $2.8 million, an after-tax charge of

$1.0 million related to a fuel contract termination, and increased depreciation expense of $0.8 million after-tax. Offsetting these negative factors was a $1.7 million after-tax increase in earnings from certain energy investments. Plant availability of our contracted fleet was affected by the planned maintenance at Las Vegas I and unplanned outages at Las Vegas II. Excluding Las Vegas, the availability of the remainder of our gas-fired fleet was approximately 99 percent, and availability of our Wygen I coal-fired plant exceeded 95 percent.

Recent operational disruptions prompted an inspection of critical components on two of the generation units at the Las Vegas II gas-fired, combined cycle power plant. In January 2006, the plant was taken off line for diagnosis and initiation of repairs of both of its heat recovery steam turbine generators. The Company expects the maintenance period to extend into the second quarter of 2006. The Company has resumed two-thirds of its capacity and energy availability through simple-cycle generation. The negative financial impact of this unplanned outage is under evaluation, and is currently expected to be in the range of $0.05 to $0.08 per share. At the Las Vegas I power plant, an extensive maintenance program initiated in the fourth quarter of 2005 continues, and plant repairs and upgrades are expected to be completed in April 2006.

•

Coal mining income from continuing operations was $2.1 million in 2005 compared to $1.8 million in 2004. Results were affected by higher average prices received during the quarter, offset in part by a 3 percent decrease in sales volume and increased mining expense from higher transportation and overburden removal costs.

    Annual Results. Income from continuing operations from the Wholesale Energy business group for the twelve-month period ended December 31, 2005 was $28.7 million, compared to income of $45.4 million in 2004. Business segment results were as follows:

•

Energy marketing and transportation income from continuing operations was $16.4 million in 2005 compared to $10.2 million in 2004. The increase resulted primarily from higher margins and volumes at our natural gas marketing operation and higher margins from oil marketing operations, and a positive foreign tax credit reserve adjustment of $1.3 million, offset partially by a legal settlement, lower oil transportation revenues due to a scheduled outage at a pipeline for routine regulatory testing and the recognition of deferred revenue in 2004. The unrealized mark-to-market gain component of natural gas marketing margins was approximately $3.2 million after-tax, compared to an unrealized mark-to-market loss of $(0.4) million in 2004. We expect approximately $1.3 million after-tax of the unrealized mark-to-market gain to reverse in 2006.

•

Oil and gas income from continuing operations was a record $17.9 million, compared to $12.2 million in 2004. Higher earnings were the result of a 14 percent increase in natural gas volumes sold partially offset by a 9 percent decrease in oil volumes sold, at average prices received (net of hedges) that were 39 percent higher for natural gas and 36 percent higher for oil. Lease operating expense increased 5 percent due primarily to generally higher field service costs experienced industry-wide, an increase in revenue-based taxes, and an increase in the number of producing wells. On a per Mcf basis, LOE decreased 4 percent due to cost-control efforts of operations personnel and increased production. Depletion expense per Mcfe increased 60 percent over the prior year. The increased depletion rate is primarily the result of increased industry demand for equipment and services resulting in higher drilling and completion costs that significantly increased our estimated future development costs, in addition to lower than expected reserve estimates.

•

Power generation loss from continuing operations was $12.5 million, compared to income of $15.6 million in 2004. The decrease is primarily attributable to a non-cash charge of $32.7 million after-tax related to the impairment of the Las Vegas I power plant in the third quarter, deferred tax adjustments that lowered earnings by $2.8 million and an after-tax charge of $1.0 million related to a fuel contract termination, partially offset by a $6.2 million after-tax increase in earnings from certain energy investments and higher earnings at our Las Vegas II plant due to a full year of operations under a tolling agreement compared to nine months under the same tolling agreement which commenced April 1, 2004. Plant availability of our contracted fleet was affected by the planned maintenance at Las Vegas I and unplanned outages at Las Vegas II. Outside Las Vegas, the availability of the remainder of our gas-fired fleet was approximately 99 percent, and availability of our Wygen I coal-fired plant exceeded 95 percent.

•

Coal mining income from continuing operations was $6.9 million in 2005 compared to $7.5 million in 2004. Results were affected by reduced sales volumes primarily due to an unplanned power outage at the electric utility’s Neil Simpson II power plant, higher transportation and overburden removal costs, and increased administrative expense and corporate allocations, offset partially by higher average prices received per ton and decreased depletion expense. In addition, 2004 results benefited from a $0.4 million income tax reserve adjustment and a $0.6 million after-tax benefit from a Wyoming tax settlement. In 2006, we expect that coal volumes and revenues will decline, due to a planned power plant outage.

The following tables contain certain Wholesale Energy operating statistics:
	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Coal mining:
Tons of coal sold	1,227,600	1,270,000	4,701,600	4,780,100

Oil and gas production:
Mcf equivalent sales	3,314,200	3,462,500	13,745,300	12,594,600

Energy marketing average daily volumes:
Natural gas physical –MMBtus	1,227,000	1,478,500	1,427,400	1,226,600
Natural gas financial –MMBtus	575,300	577,000	709,200	514,500
Crude oil–barrels marketed	40,600	37,400	37,600	44,900
Crude oil–barrels transported	37,100	56,600	37,000	52,300

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Contracted fleet power plant availability	92.3%	96.9%	96.8%	98.6%

The following summarizes our oil and gas operation’s quantities of proved developed and undeveloped oil and natural gas reserves, estimated using constant year-end product prices, as of December 31, 2005, and a reconciliation of the changes that took place since December 31, 2004. These estimates are based on the Company’s year-end reserve report verified by an independent engineering company. Such estimates are based upon a number of variable factors and assumptions, and results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates often differ from the quantities of oil and gas that are ultimately recovered.

(Billions of cubic feet equivalent)
Beginning of year reserves	173.4
2005 production*	(13.2)
New proved additions	25.0
Acquisitions	6.1
Revisions to previous estimates	(21.7)
Year-end reserves	169.6
* Excludes 0.5 Bcfe of liquids

The 21.7 Bcfe downward revision to previous estimates included revisions of 6.6 Bcfe to last year’s reserve estimate which were primarily the result of lower-than-expected initial production rates from wells completed in 2005 and late 2004. These results, in turn, prompted revisions of approximately 12.6 Bcfe to previous proved undeveloped and proved non-producing reserve estimates.

Retail Services Group

Quarterly Results. Income from continuing operations from the Retail Services business group for the three-month period ended December 31, 2005 was $9.5 million, compared to $6.5 million in 2004. Business segment results were as follows:

•	Net income from the Electric utility business segment for the three months ended December 31, 2005 was

$8.4 million, compared to $6.5 million in 2004. The increase was primarily due to higher off-system sales at higher average prices received and a deferred tax benefit adjustment of $1.9 million (income), offset in part by significantly higher fuel and purchased power expense, which were affected by significantly higher natural gas costs and a 52 percent increase in the average price of purchased power to approximately $56 per megawatt hour.

•

Net income from the Electric and gas utility segment for the three months ended December 31, 2005 was $1.1 million. This utility was acquired on January 21, 2005. In addition, we spent approximately $23.8 million on Wygen II power plant construction, which is proceeding on schedule. The Company successfully obtained regulatory approvals for an electric cost adjustment and a gas cost adjustment to compensate for higher market costs of energy.

          Annual Results. Income from continuing operations from the Retail Services business group for the twelve-month period ended December 31, 2005 was $20.1 million, compared to $19.2 million in 2004. Business segment results were as follows:

•	Net income from the Electric utility business segment for the twelve months ended December 31, 2005 was

$18.0 million, compared to $19.2 million in 2004. The decrease was due to higher fuel and purchased power expense related to an unscheduled outage at our Neil Simpson II power plant, power marketing related legal costs, compensation costs and increased corporate allocations, offset in part by higher revenues from residential and commercial sales and off-system sales and a deferred $1.9 million tax benefit adjustment (income). Results were impacted by a significant increase in natural gas costs and a 31 percent increase in the average price of purchased power to approximately $46 per megawatt hour. At the end of 2005, we had approximately 63,500 customers,

a 2 percent increase over year-end 2004.

•	Net income from the Electric and gas utility segment for the twelve months ended December 31, 2005 was

$2.1 million. This utility was acquired on January 21, 2005. At year-end 2005, we had approximately 38,700 electric customers and 32,500 gas customers, representing increases of 2 percent and 5 percent, respectively, compared to the customer counts when we acquired the company in January 2005. A rate base increase went into effect on January 1, 2006, which will increase annual revenues by an expected $4.7 million. In 2006, allocated corporate costs are expected to increase. The Company successfully obtained regulatory approvals for an electric cost adjustment and a gas cost adjustment to compensate for higher market costs of energy. In addition, the Company filed an out-of-period gas cost adjustment reflecting higher natural gas costs, which was approved by regulators in February 2006.

The following tables provide certain Retail Services operating statistics:
Electric Utility (Black Hills Power)	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Retail sales–MWh	387,700	369,100	1,582,800	1,509,600
Contracted wholesale sales–MWh	161,400	159,000	619,400	614,700
Off-system sales–MWh	271,000	249,200	869,200	926,500
	820,100	777,300	3,071,400	3,050,800
Electric and Gas Utility (Cheyenne Light, Fuel & Power)	Three months ended December 31, 2005		Jan. 21, 2005 to December 31, 2005
Electric sales – MWh	226,800		889,200
Gas sales – Dekatherm (Dth)	1,273,900		4,062,600
Gas transport – Dth	2,435,800		8,793,700

Corporate

Quarterly Results. Corporate loss for the three-month period ended December 31, 2005 increased to

$2.4 million after tax, compared to $1.4 million for the same period in 2004. The increase was primarily due to increased incentive compensation and higher expenses related to corporate development, including costs associated with the proposed combination with NorthWestern Corporation. At the end of the year, the Company no longer had any capitalized development costs.

Annual Results. Corporate loss for the twelve-month period ended December 31, 2005 increased to

$13.0 million after tax, compared to $3.5 million for the same period in 2004. The increase was primarily due to the write-off of $6.4 million after-tax of certain capitalized project development costs and the expensing of other development costs. These costs were partially offset by allocating increased compensation and debt retirement costs down to the subsidiary level.

POWER MARKETING ARBITRATION RULING ANTICIPATED

As previously disclosed in our public filings, the Company has ongoing litigation with PPM Energy, Inc., relating to a power marketing contract between PPM and our electric utility. This litigation has been in arbitration since August 2005 and the arbitrator has indicated that we can expect a decision in the near term. Any decision provided by the arbitrator prior to issuance of our Annual Report on Form 10-K in March 2006 that has a material impact on our financial statements will be recorded in our 2005 financial results, thereby adjusting the results included in this release.

EARNINGS CONFERENCE CALL

The Company will conduct a conference call on Wednesday, February 8, 2006 beginning at 11:00 a.m. Eastern Standard Time to discuss recent financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 762-4758. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call will be available through February 15, 2006 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 817157.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Items 1 and 2 of our 2004 Annual Report on Form 10-K and in Item 2 of Part I of our quarterly reports on Form 10-Q filed with the SEC, and the following:

•	The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock
•	The timing and extent of scheduled and unscheduled outages of power generation facilities
•	Our ability to successfully combine with and profitably operate any future acquisitions
•

The volumes of our production from oil and gas development properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

•	Numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs;
•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
•	The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment exist;
•	Our ability to successfully integrate CLF&P into our operations;
•	Unfavorable rulings in the periodic applications to recover costs for fuel and purchased power;
•

Changes in business and financial reporting practices arising from the repeal of the Public Utilities Holding Company Act of 1935 and other provisions of the recently enacted Energy Policy Act of 2005;

•	Our ability to remedy any deficiencies that may be identified in the periodic review of our internal controls;
•

The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

•	General economic and political conditions, including tax rates or policies and inflation rates;
•	Our use of derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
•	The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;
•	The amount of collateral required to be posted from time to time in our transactions;
•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
•	Changes in state laws or regulations that could cause us to curtail our independent power production;
•	Weather and other natural phenomena;
•	Industry and market changes, including the impact of consolidations and changes in competition;
•	The effect of accounting policies issued periodically by accounting standard-setting bodies;
•	The cost and effects on our business, including insurance, resulting from terrorist actions and natural disasters or responses to such actions and events;
•	Capital market conditions, which may affect our ability to raise capital on favorable terms;
•	Price risk due to marketable securities held as investments in benefit plans;
•	Obtaining adequate cost recovery for our retail operations through regulatory proceedings; and
•	Other factors discussed from time to time in our other filings with the SEC

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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